UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 3)*

                                   DPL Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                   Common Stock, par value $ 0.01 per share
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   233293109
-------------------------------------------------------------------------------
                                (CUSIP Number)

     KKR 1996 Fund L.P., KKR Partners II, L.P., KKR Associates 1996 L.P.,
                KKR 1996 GP LLC, KKR Associates (Strata) L.P.,
                        Strata LLC, Dayton Ventures LLC
                    c/o Kohlberg Kravis Roberts & Co., L.P.
                 9 West 57th Street, New York, New York 10019
-------------------------------------------------------------------------------
                                (212) 750-8300

                                   Copy to:
                             David J. Sorkin, Esq.
                        Simpson Thacher & Bartlett LLP
                             425 Lexington Avenue
                           New York, New York 10017
                                (212) 455-2000
-------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                               December 23, 2004
-------------------------------------------------------------------------------
            Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              PAGE 1 of 13 PAGES

CUSIP No. 233293109                    13D                   Page 2 of 13 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     KKR 1996 FUND L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO, AF

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    10,560,000 Common Shares assuming exercise of the
  OWNED BY          Warrants**

    EACH            **As of December 23, 2004, the Reporting
                    Person did not own any shares of Issuer
  REPORTING         Common Stock. However, pursuant to Rule 13d-3
                    under the Securities Exchange Act of 1934, as
   PERSON           amended (the "Exchange Act"), Dayton Ventures
                    may be deemed to beneficially own 10,560,000
    WITH            shares of Issuer Common Stock, all of which
                    is subject to issuance upon exercise of the Warrants acquired by Dayton Ventures pursuant to the Purchase Agreement.

               _________________________________________________________________
               9    SOLE DISPOSITIVE POWER

                    0
               _________________________________________________________________
               10   SHARED DISPOSITIVE POWER

                    10,560,000 Common Shares assuming exercise of the Warrants
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     10,560,000 Common Shares assuming exercise of the Warrants
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     7.7% assuming exercise of the Warrants
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

CUSIP No. 233293109                    13D                   Page 3 of 13 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     KKR PARTNERS II, L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO, AF

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    10,560,000 Common Shares assuming exercise of the
  OWNED BY          Warrants**

    EACH            **As of December 23, 2004, the Reporting
                    Person did not own any shares of Issuer
  REPORTING         Common Stock. However, pursuant to Rule 13d-3
                    under the Exchange Act, Dayton Ventures may be
   PERSON           deemed to beneficially own 10,560,000 shares of
                    Issuer Common Stock, all of which is subject to
    WITH            issuance upon exercise of the Warrants acquired
                    by Dayton Ventures pursuant to the Purchase
                    Agreement.

               _________________________________________________________________
               9    SOLE DISPOSITIVE POWER

                    0
               _________________________________________________________________
               10   SHARED DISPOSITIVE POWER

                    10,560,000 Common Shares assuming exercise of the Warrants
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     10,560,000 Common Shares assuming exercise of the Warrants
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     7.7% assuming exercise of the Warrants
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

CUSIP No. 233293109                    13D                   Page 4 of 13 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     KKR ASSOCIATES 1996 L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO, AF

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    10,560,000 Common Shares assuming exercise of the
  OWNED BY          Warrants**

    EACH            **As of December 23, 2004, the Reporting
                    Person did not own any shares of Issuer
  REPORTING         Common Stock. However, pursuant to Rule 13d-3
                    under the Exchange Act, Dayton Ventures may be
   PERSON           deemed to beneficially own 10,560,000 shares of
                    Issuer Common Stock, all of which is subject to
    WITH            issuance upon exercise of the Warrants acquired
                    by Dayton Ventures pursuant to the Purchase
                    Agreement.

               _________________________________________________________________
               9    SOLE DISPOSITIVE POWER

                    0
               _________________________________________________________________
               10   SHARED DISPOSITIVE POWER

                    10,560,000 Common Shares assuming exercise of the Warrants
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     10,560,000 Common Shares assuming exercise of the Warrants
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     7.7% assuming exercise of the Warrants
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

CUSIP No. 233293109                    13D                   Page 5 of 13 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     KKR 1996 G.P. LLC

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO, AF

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    10,560,000 Common Shares assuming exercise of the
  OWNED BY          Warrants**

    EACH            **As of December 23, 2004, the Reporting
                    Person did not own any shares of Issuer
  REPORTING         Common Stock. However, pursuant to Rule 13d-3
                    under the Exchange Act, Dayton Ventures may be
   PERSON           deemed to beneficially own 10,560,000 shares of
                    Issuer Common Stock, all of which is subject to
    WITH            issuance upon exercise of the Warrants acquired
                    by Dayton Ventures pursuant to the Purchase
                    Agreement.

               _________________________________________________________________
               9    SOLE DISPOSITIVE POWER

                    0
               _________________________________________________________________
               10   SHARED DISPOSITIVE POWER

                    10,560,000 Common Shares assuming exercise of the Warrants
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     10,560,000 Common Shares assuming exercise of the Warrants
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     7.7% assuming exercise of the Warrants
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     OO
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

CUSIP No. 233293109                    13D                   Page 6 of 13 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     KKR ASSOCIATES (STRATA) L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO, AF

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    10,560,000 Common Shares assuming exercise of the
  OWNED BY          Warrants**

    EACH            **As of December 23, 2004, the Reporting
                    Person did not own any shares of Issuer
  REPORTING         Common Stock. However, pursuant to Rule 13d-3
                    under the Exchange Act, Dayton Ventures may be
   PERSON           deemed to beneficially own 10,560,000 shares of
                    Issuer Common Stock, all of which is subject to
    WITH            issuance upon exercise of the Warrants acquired
                    by Dayton Ventures pursuant to the Purchase
                    Agreement.

               _________________________________________________________________
               9    SOLE DISPOSITIVE POWER

                    0
               _________________________________________________________________
               10   SHARED DISPOSITIVE POWER

                    10,560,000 Common Shares assuming exercise of the Warrants
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     10,560,000 Common Shares assuming exercise of the Warrants
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     7.7% assuming exercise of the Warrants
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

CUSIP No. 233293109                    13D                   Page 7 of 13 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     STRATA LLC

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO, AF

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    10,560,000 Common Shares assuming exercise of the
  OWNED BY          Warrants**

    EACH            **As of December 23, 2004, the Reporting
                    Person did not own any shares of Issuer
  REPORTING         Common Stock. However, pursuant to Rule 13d-3
                    under the Exchange Act, Dayton Ventures may be
   PERSON           deemed to beneficially own 10,560,000 shares of
                    Issuer Common Stock, all of which is subject to
    WITH            issuance upon exercise of the Warrants acquired
                    by Dayton Ventures pursuant to the Purchase
                    Agreement.

               _________________________________________________________________
               9    SOLE DISPOSITIVE POWER

                    0
               _________________________________________________________________
               10   SHARED DISPOSITIVE POWER

                    10,560,000 Common Shares assuming exercise of the Warrants
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     10,560,000 Common Shares assuming exercise of the Warrants
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     7.7% assuming exercise of the Warrants
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     OO
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

CUSIP No. 233293109                    13D                   Page 9 of 13 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Dayton Ventures LLC

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO, AF

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    10,560,000 Common Shares assuming exercise of the
  OWNED BY          Warrants**

    EACH            **As of December 23, 2004, the Reporting
                    Person did not own any shares of Issuer
  REPORTING         Common Stock. However, pursuant to Rule 13d-3
                    under the Exchange Act, Dayton Ventures may be
   PERSON           deemed to beneficially own 10,560,000 shares of
                    Issuer Common Stock, all of which is subject to
    WITH            issuance upon exercise of the Warrants acquired
                    by Dayton Ventures pursuant to the Purchase
                    Agreement.

               _________________________________________________________________
               9    SOLE DISPOSITIVE POWER

                    0
               _________________________________________________________________
               10   SHARED DISPOSITIVE POWER

                    10,560,000 Common Shares assuming exercise of the Warrants
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     10,560,000 Common Shares assuming exercise of the Warrants
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     7.7% assuming exercise of the Warrants
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     OO
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

CUSIP No. 233293109                    13D                   Page 10 of 13 Pages

                        AMENDMENT NO. 2 TO SCHEDULE 13D

          The Statement on Schedule 13D (the "Original 13D") originally filed on March 24, 2000 with the Securities and Exchange Commission by the Reporting Persons, as amended and restated by Amendment No. 1 to the Schedule 13D filed on April 5, 2004, and as further amended by Amendment No. 2 to the Schedule 13D filed on December 8, 2004, relating to the common stock, par value $0.01 per share, of DPL Inc. (the "Issuer"), is hereby amended and supplemented with respect to the items set forth below.

Item 4.  Purpose of Transaction
         ----------------------

          On December 23, 2004, Dayton Ventures LLC sold to Lehman Brothers Inc. 8,000,000 warrants (the "Warrants") to purchase 8,000,000 shares of Issuer Common Stock, subject to anti-dilution adjustments, for an aggregate purchase price of $32,000,000. The Warrant Purchase Agreement is attached to this Amendment No. 2 as Exhibit 11.

          Pursuant to the Warrant Purchase Agreement, Dayton Ventures LLC transferred to Lehman Brothers Inc. one of its three "demand" registration rights under the Securityholders and Registration Rights Agreement dated March 13, 2000, as amended, which was previously filed as Exhibit 7 to Amendment No. 1 to the Original 13D.

          Because, after giving effect to the above-described transaction, Dayton Ventures and its affiliates may be deemed to beneficially own less than 12,640,000 shares of Issuer Common Stock (including shares issuable upon the exercise of the warrants), Dayton Ventures will no longer, pursuant to the terms of the Securityholders Agreement, have (i) the right to designate one person for election to Issuer's Board of Directors, and (ii) an approval right in order for the Issuer to take certain actions, in each case as more fully described in "Securityholders and Registration Rights Agreement" in Item 4 of the
Original 13D.


Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

          As of December 23, 2004, Dayton Ventures did not own any shares of Issuer Common Stock. However, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and after giving effect to the above-described transaction, Dayton Ventures may be deemed to beneficially own 10,560,000 shares of Issuer Common Stock, all of which is subject to issuance upon exercise of the Warrants acquired by Dayton Ventures pursuant to the Purchase Agreement. The 10,560,000 shares issuable upon the exercise of the Warrants would constitute approximately 7.7% of the Issuer Common Stock outstanding upon such conversion (based on 126,501,404 shares of Issuer's Common Stock outstanding as of November 16, 2004, as reported in Issuer's most recent Proxy Statement filed with the Commission on December 7,
2004).

          Accordingly, the percentage of the outstanding Issuer Common Stock beneficially owned by Dayton Ventures is approximately 7.7%.


Item 7.  Material to be Filed as Exhibits.
         --------------------------------

         10. Warrant Purchase Agreement dated as of December 14, 2004 between Dayton Ventures LLC and Lehman Brothers Inc.

CUSIP No. 233293109                    13D                   Page 11 of 13 Pages


                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                              DAYTON VENTURES LLC
                              By:  KKR 1996 Fund L.P., Member
                              By:  KKR Associates 1996 L.P., its General
                                     Partner
                              By:  KKR 1996 GP LLC, its General Partner

                              By:    /s/ William J. Janetschek
                                   --------------------------------------------
                                   Name:   William J. Janetschek
                                   Title:  Attorney-in-fact for Henry R. Kravis

                              KKR 1996 FUND L.P.
                              By:  KKR Associates 1996 L.P., its General
                                     Partner
                              By:  KKR 1996 GP LLC, its General Partner

                              By:    /s/ William J. Janetschek
                                   --------------------------------------------
                                   Name:   William J. Janetschek
                                   Title:  Attorney-in-fact for Henry R. Kravis

                              KKR PARTNERS II, L.P.
                              By:  KKR Associates (Strata) L.P., its General
                                     Partner
                              By:  Strata LLC, General Partner

                              By:    /s/ William J. Janetschek
                                   --------------------------------------------
                                   Name:   William J. Janetschek
                                   Title:  Attorney-in-fact for Henry R. Kravis


                              KKR ASSOCIATES 1996 L.P.
                              By:  KKR 1996 GP LLC, its General Partner

                              By:    /s/ William J. Janetschek
                                   --------------------------------------------
                                   Name:   William J. Janetschek
                                   Title:  Attorney-in-fact for Henry R. Kravis

                              KKR ASSOCIATES (STRATA) L.P.
                              By:  Strata LLC, its General Partner

                              By:    /s/ William J. Janetschek
                                   --------------------------------------------
                                   Name:   William J. Janetschek
                                   Title:  Attorney-in-fact for Henry R. Kravis

                              KKR 1996 GP LLC

                              By:    /s/ William J. Janetschek
                                   --------------------------------------------
                                   Name:   William J. Janetschek
                                   Title:  Attorney-in-fact for Henry R. Kravis

CUSIP No. 233293109                    13D                   Page 12 of 13 Pages


                              STRATA LLC

                              By:    /s/ William J. Janetschek
                                   --------------------------------------------
                                   Name:   William J. Janetschek
                                   Title:  Attorney-in-fact for Henry R. Kravis




Dated:   December 23, 2004

CUSIP No. 233293109                    13D                   Page 13 of 13 Pages


                               INDEX TO EXHIBITS

Exhibit Number      Description of Exhibit

     11. Warrant Purchase Agreement dated as of December 14, 2004 between Dayton Ventures LLC and Lehman Brothers Inc.